Exhibit 10.14

[InMode letterhead]

September 12th, 2018

Mr. Shuki Gleitman

Chairman

GIBF — Guangzhou Sino-Israel Bio-Industry Investment Fund LLP

Atidim Industrial Park, Israel

Re: Consent to Waive Equity Swap Provision of Agreement

Dear Mr. Gleitman,

Reference is made to the agreement dated as of September 9th, 2016 (the “Agreement), by and between InMode Ltd. (formerly Invasix Ltd.) (“Inmode”) and Guangzhou Sino-Israel Bio-Industry Investment Fund (“GIBF”). As of the date of this letter, GIBF holds 49% of the outstanding share capital of Guangzhou InMode Medical Technology Ltd., a subsidiary of InMode Ltd.

GIBF hereby agrees to waive any and all rights, requirements, privileges and interests described under “Equity Swap” of the Agreement, which provides for, among other things, that GIBF is entitled to swap its shares in Guangzhou InMode Medical Technology Ltd. for ordinary shares of InMode prior to any IPO or M&A transaction. This is in effect only to the extent that the IPO is successfully consummated within 6 months from the date hereof.

GIBF acknowledges and agrees that the execution and delivery of this letter, except as specifically provided herein, shall not constitute a release, waiver or amendment of any other provision of the Agreement, and all other terms of the Agreement otherwise remain in full force and effect.

This letter shall be governed, construed and interpreted in accordance with the laws of the State of New York.

[The remainder of this page is intentionally blank. Signature pages to follow.]

Sincerely,

INMODE LTD.

By:	/s/ Moshe Mizrahy
Name:	Moshe Mizrahy
Title:	CEO

Agreement to waive and disclaim as of the 12th day of September, 2018:

Guangzhou Sino-Israel Bio-Industry Investment Fund

By:	/s/ Dr. Shuki Gleitman
Name:	Dr. Shuki Gleitman
Title:	Chairman